EXHIBIT 12.1

ARCHSTONE COMMUNITIES TRUST
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)
(Unaudited)

                                 Three Months Ended
                                     March 31,                     Twelve Months Ended December 31,
                              ----------------------- ----------------------------------------------------------
                                 2001         2000       2000        1999       1998        1997(1)      1996
                              ----------- ----------- ----------- ---------- ----------- ----------- -----------
Earnings from operations....  $   37,600  $   43,197  $  176,466  $ 169,339  $  134,571  $   24,686  $   94,089
Add:
   Interest expense.........      34,646      34,202     145,173    121,494      83,350      61,153      35,288
                              ----------- ----------- ----------- ---------- ----------- ----------- -----------
Earnings as adjusted........  $   72,246  $   77,399  $  321,639  $ 290,833  $  217,921  $   85,839  $  129,377
                              =========== =========== =========== ========== =========== =========== ===========

Fixed charges:
   Interest expense.........  $   34,646  $   34,202  $  145,173  $ 121,494  $   83,350  $   61,153  $   35,288
   Capitalized interest.....       5,318       6,570      24,317     31,912      29,942      17,606      16,941
                              ----------- ----------- ----------- ---------- ----------- ----------- -----------
     Total fixed charges....  $   39,964  $   40,772  $  169,490  $ 153,406  $  113,292  $   78,759  $   52,229
                              =========== =========== =========== ========== =========== =========== ===========

Ratio of earnings to fixed
charges.....................         1.8         1.9         1.9        1.9         1.9         1.1         2.5
                              =========== =========== =========== ========== =========== =========== ===========

(1)    Earnings from operations for 1997 includes a one-time,  non-cash  charge of $71.7 million  associated with costs incurred in acquiring  Archstone's REIT and property management  companies from Security Capital.  Excluding the charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.